Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

QUALITY PRODUCTS, INC.

* * * * * * * *

QUALITY PRODUCTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of said corporation, at a meeting held September 25, 2002, adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation attached as Exhibit A hereto.

SECOND:  That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to the amendment to the Certificate of Incorporation attached as Exhibit A in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the proposal and enactment of the amendment shall be promptly given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD:  That said proposal and amendment was duly adopted in accordance with the applicable provision of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said QUALITY PRODUCTS, INC. has caused this certificate to be signed by Richard Drexler, its Chairman, this 8th day of October, 2002.

QUALITY PRODUCTS, INC.

/s/ Richard Drexler
Richard Drexler, Chairman

ATTEST:

/s/ Michael Goldberg
Michael Goldberg, Secretary

EXHIBIT A

AMENDMENT TO ARTICLE FOURTH

RESOLVED, that subject to the approval of the stockholders of the Corporation,  Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended to be and read as follows:

“ARTICLE FOURTH:  The Corporation is authorized to issue a total of 30,000,000 shares of stock, consisting of 20,000,000 shares of common stock, $0.00001 par value per share (the “Common Stock”) and 10,000,000 shares of preferred stock, $0.00001 par value per share (the “Preferred Stock”).  The holders of the Common Shares and the holders of the Preferred Shares shall not be entitled to exercise any preemptive rights.

Section A

Common Stock

(1)           Voting Rights.  Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one (1) vote in any matter submitted to a vote of stockholders of the Corporation.

(2)           Dividends and Distributions.  Subject to the express terms of the Preferred Stock outstanding from time to time, the holders of the Common Stock shall be entitled to receive such dividends and distributions as may from time to time be declared by the Board of Directors of the Corporation.

Section B

Preferred Stock

Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors of the Corporation is expressly authorized, at any time and from time to time, to issue Preferred Stock in one or more series, and for such consideration as the Board of Directors of the Corporation may determine, and to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock or any series of any class of Preferred Stock.

(1)           the designation of such class or series, the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors of the Corporation, and the stated value thereof if different from the par value thereof;

(2)           whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights;

(3)           the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation such dividends shall bear to the dividends payable on any shares of stock of any class or any other series of the same class;

(4)           whether the shares of such class or series shall be subject to redemption by the Corporation, and if so, prices and other conditions of such redemption;

(5)           the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6)           whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and if so, the extent and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7)           whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any class or any other series of the same class or any other securities and if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8)           the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon purchase, redemption or other acquisition by the Corporation of the Common Stock or shares or stock of any class or any other series of the same class;

(9)           the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

(10)         the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

(11)         any other powers, preferences and other rights and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.

The powers, preferences and other rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  The Preferred Stock will have preference as to the assets of the Corporation over the Common Stock upon the voluntary or involuntary liquidation of the Corporation.”